As filed with the Securities and Exchange Commission on July 28, 2025

Registration No. 333-______
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
______________________________
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
______________________________

MiMedx Group, Inc.
(Exact name of registrant as specified in its charter)

Florida	26-2792552
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

1775 West Oak Commons Ct., NE Marietta, GA 30062
(Address of Principal Executive Offices) (Zip Code)
MiMedx Group, Inc. 2016 Equity and Cash Incentive Plan
(Full title of the plan)
______________________________

William F. Hulse IV
General Counsel and Secretary
1775 West Oak Commons Ct., NE
Marietta, GA 30062
(Name and address of agent for service)
(770) 651-9100
(Telephone number, including area code, of agent for service)
Copy to:
Grant J. Levine, Esq.
Greenberg Traurig, P.A.
401 East Las Olas Boulevard, Suite 2000
Fort Lauderdale, FL 33301
(954) 765-0500
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 relates to 7,950,000 shares of common stock, par value $0.001 per share (“Common Stock”), of MiMedx Group, Inc. (the “Company”) issuable pursuant to the Company’s 2016 Equity and Cash Incentive Plan, as amended through June 18, 2025 (the “2016 Plan”). On June 18, 2025, the Company’s stockholders approved an amendment to the 2016 Plan to increase the number of authorized shares of Common Stock available for issuance under the 2016 Plan by 7,950,000 shares. This Registration Statement relates solely to the registration of additional securities of the same class as other securities for which a registration statement on Form S-8 relating to the 2016 Plan set forth herein is effective.

The Company previously registered shares of its Common Stock issuable under the 2016 Plan under registration statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on June 7, 2016 (File No. 333-211900), December 17, 2020 (File No. 333-251434) and July 25, 2023 (File No. 333-273412) (the “Prior Registration Statements”). Pursuant to General Instruction E of Form S-8, the contents of the Prior Registration Statements are incorporated herein by reference and made part of this Registration Statement, except to the extent supplemented, amended or superseded hereby.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
The documents containing the information specified in Part I of this Registration Statement will be sent or given to all persons who participate in the 2016 Plan, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents are not required to be filed with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents, which have been filed with the Commission by the Company, are incorporated by reference herein, other than information furnished pursuant to Item 2.02 or Item 7.01, or related exhibits under Item 9.01, of Form 8-K:

Commission Filing (File No. 001-16853)	Period Covered or Date of Filing
Annual Report on Form 10-K (including the portions of the Proxy Statement on Schedule 14A for the 2025 Annual Meeting of Stockholders filed with the Commission on April 30, 2025 that are incorporated by reference therein)	Year ended December 31, 2024
Quarterly Reports on Form 10-Q	Quarter ended March 31, 2025
Current Reports on Form 8-K	June 20, 2025
The description of the Company’s Common Stock set forth in the Company’s registration statement on Form 8-A, filed on November 2, 2020, under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description	November 2, 2020
All subsequent documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold	After the date of this Registration Statement

Any statement contained herein or in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that such statement is modified or superseded by any other subsequently filed document which is incorporated or is deemed to be incorporated by reference herein. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 6.     Indemnification of Directors and Officers.
The Company is a Florida corporation. The following summary is qualified in its entirety by reference to the complete text of the Florida Business Corporation Act (the “FBCA”), the Company’s Articles of Incorporation, and the Company’s Bylaws.

Under Section 607.0831 of the FBCA, a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision to take or not to take action, or any failure to take any action, as a director, unless (1) the director breached or failed to perform his or her duties as a director and (2) the director’s breach of, or failure to perform, those duties constitutes any of the following: (a) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (b) a circumstance under which the transaction at issue is one from which the director derived an improper personal benefit, either directly or indirectly; (c) a circumstance under which the liability provisions of Section 607.0834 of the FBCA are applicable; (d) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful or intentional misconduct; or (e) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A judgment or other final adjudication against a director in any criminal proceeding for a violation of the criminal law estops that director from contesting the fact that his or her breach, or failure to perform, constitutes a violation of the criminal law; but does not estop the director from establishing that he or she had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful.

Under Section 607.0852 of the FBCA, a corporation must indemnify an individual who is or was a director or officer who was wholly successful, on the merits or otherwise, in the defense of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative and whether formal or informal (“Proceeding”) to which the individual was a party because he or she is or was a director or officer of the corporation against expenses (including reasonable attorney fees and expenses, including those incurred in connection with any appeal) incurred by the individual in connection with the Proceeding.

Under Section 607.0851(1) of the FBCA, a corporation may indemnify any of its directors and officers in connection with such Proceeding (other than an action by or in the right of the corporation) (i) if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and (ii) with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Under Section 607.0851(4), a corporation may not indemnify a director or an officer in connection with a Proceeding by or in the right of the corporation except for expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the Proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such Proceeding, including any appeal thereof, where such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. Further, under Section 607.0853 of the FBCA, a corporation may, before final disposition of a Proceeding, advance funds to pay for or reimburse expenses incurred in connection with the Proceeding if the director or officer delivers to the corporation a signed written undertaking of the director or officer to repay any funds advanced if: (a) the director or officer is not entitled to mandatory indemnification under Section 607.0852 of the FBCA; and (b) it is ultimately determined that the director or officer has not met the relevant standard of conduct described in Section 607.0851 of the FBCA or the director or officer is not entitled to indemnification under Section 607.0859 of the FBCA. Under Section 607.0859, indemnification or advancement of expenses may not be made to or on behalf of any director or officer if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (a) willful or intentional misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder; (b) a transaction in which the director or officer derived an improper personal benefit; (c) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; or (d) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 are applicable.

Under Section 607.0858 of the FBCA, the indemnification and advancement of expenses provided pursuant to Sections 607.0851, 607.0852 and 607.0853 of the FBCA are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors or officers under any provision of its articles of incorporation or bylaws or any agreement, vote of shareholders or disinterested directors, or otherwise.

Article 8 of the Company’s Articles of Incorporation and Section 9 of Article VIII of the Company’s Bylaws provide that each person who is or was a director or officer of the Company, and each person who is or was a director or officer of the Company who at the request of the Company is serving or has served as an officer, director, partner, joint venturer, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be indemnified by the Corporation against those expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement which are allowed to be paid or reimbursed by the Company under the laws of the State of Florida and which are actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person may be involved by reason of his being or having been a director or officer of this Company or of such other enterprises. Article 8 of the Company’s Articles of Incorporation and Section 9 of Article VIII of the Company’s Bylaws provide that the indemnification provided therein shall not be deemed to limit the right of the Company to indemnify any other person for any liability to the fullest extent permitted by law. The Company’s Bylaws provide that the Company may enter into indemnification agreements with members of the Board of Directors and officers which may provide for further or expanded indemnification rights or otherwise modify the rights provided therein.

The Company has purchased insurance to insure (i) the Company’s directors and officers against damages from actions and claims incurred in the course of their duties, and (ii) the Company against expenses incurred in defending lawsuits arising from certain alleged acts of its directors and officers.
Item 8. Exhibits.

Exhibit Number	Exhibits
4.1	Restated Articles of Incorporation of MiMedx Group, Inc., effective March 5, 2021 (incorporated by reference to Exhibit 3.1 to the Company’s Form 10-K filed on March 8, 2021).
4.2	Articles of Amendment to Restated Articles of Incorporation, effective June 3, 2021 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on June 10, 2021).
4.3	Articles of Amendment to Restated Articles of Incorporation, effective June 3, 2021 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on June 10, 2021).
4.4	Articles of Amendment to Restated Articles of Incorporation, effective June 13, 2023 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on June 14, 2023).
4.5
Amended and Restated Bylaws of MiMedx Group, Inc., as amended and restated as of February 16, 2023 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on February 23, 2023).

5.1	Opinion of Greenberg Traurig, P.A. (filed herewith).
23.1	Consent of Deloitte & Touche LLP (filed herewith).
23.2	Consent of Greenberg Traurig, P.A. (included in Exhibit 5.1).
24.1	Power of Attorney of certain directors and officers of the Company (set forth on the signature page of this Registration Statement).
99.1
Amended and Restated MiMedx Group, Inc. 2016 Equity and Cash Incentive Plan, as amended and restated through May 2, 2023 (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 14, 2023).

99.2	Amendment to the MiMedx Group, Inc. 2016 Equity and Cash Incentive Plan (filed herewith).
107	Filing Fee Table (filed herewith).

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marietta, State of Georgia on July 28, 2025.

MIMEDX GROUP, INC.

By:    /s/ Joseph H. Capper
Joseph H. Capper
Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of William F. Hulse IV and Kendall Lioon as such person’s true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Joseph H. Capper	Chief Executive Officer and Director	July 28, 2025
Joseph H. Capper	(Principal Executive Officer)

/s/ Douglas Rice	Chief Financial Officer	July 28, 2025
Douglas Rice	(Principal Financial Officer and Principal Accounting Officer)

/s/ M. Kathleen Behrens	Chair of the Board (Director)	July 28, 2025
M. Kathleen Behrens

/s/ James L. Bierman	Director	July 28, 2025
James L. Bierman

/s/ William A. Hawkins III	Director	July 28, 2025
William A. Hawkins III

/s/ Cato T. Laurencin	Director	July 28, 2025
Cato T. Laurencin

/s/ K. Todd Newton	Director	July 28, 2025
K. Todd Newton

/s/ Tiffany Olson	Director	July 28, 2025
Tiffany Olson

/s/ Dorothy Puhy	Director	July 28, 2025
Dorothy Puhy

/s/ Martin P. Sutter	Director	July 28, 2025
Martin P. Sutter